Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com

Iris Knobloch Appointed to Vail Resorts Board of Directors

BROOMFIELD, Colo. – Feb. 6, 2024 - Vail Resorts, Inc. (NYSE: MTN) today announced that Iris Knobloch has been appointed to the company's board of directors.

Knobloch is president of the renowned Cannes Film Festival. She was appointed to this role in July 2022, making history as the international festival’s first female president. Knobloch also currently serves as a member of the board of directors of Lazard, Inc., a financial advisory and asset management firm; chairperson of the board of directors of Deezer SA, a global music streaming platform; and vice chairperson and lead independent director of the board of directors of Accor Hotels, a multinational hospitality company.

Originally from Munich, Germany, Knobloch currently resides in Paris, France. She is trilingual in German, French, and English and a lawyer with degrees from Ludwig-Maximilians Universität in Munich and New York University. She started her career as a lawyer in Munich, New York, and Los Angeles. Knobloch went on to have a long 25-year career in various leadership roles at WarnerMedia, including 15 years as CEO of Warner Bros. France and Benelux, and most recently as CEO of WarnerMedia France, Benelux, Germany, Austria, and Switzerland. After leaving WarnerMedia, in July 2021 she co-founded I2PO, the first European SPAC (Special Purpose Acquisition Company) dedicated to the entertainment and leisure industry.

“We are thrilled to have Iris join our board,” said Kirsten Lynch, chief executive officer of Vail Resorts. “Iris has had an incredible career in Europe and the United States and adds extensive global experience to our board of directors which will be critical for us as our company expands internationally.”

In November 2023, Vail Resorts entered into an agreement to acquire Crans-Montana Mountain Resort in Switzerland, the company’s second strategic European investment following its 2022 acquisition of a majority stake of Andermatt-Sedrun Sport AG, also located in Switzerland.

“I am pleased to join the Vail Resorts board of directors as the company embarks on a journey to expand internationally,” said Knobloch. “As both a business leader and an avid skier, I am looking forward to leveraging my expertise in supporting the company’s strategy to build an integrated network of resorts across the world that enhances the guest experience and creates stability for the ski industry.”

Knobloch previously held board positions at LVMH Moët Hennessy Louis Vuitton SE, a French multinational holding company and conglomerate specializing in luxury goods; Central European Media Enterprises Ltd, a media and entertainment company that operates television channels in central Europe; and Axel Springer SE, a German multinational media company.

Knobloch is Vail Resorts’ eleventh board member, joining Sue Decker, Rob Katz, Kirsten Lynch, Nadia Rawlinson, John Redmond, Michele Romanow, Hilary Schneider, Bruce Sewell, John Sorte, and Peter Vaughn.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun in Switzerland; and Perisher, Hotham, and Falls Creek in Australia – all available on the company's industry-changing Epic Pass. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.